Exhibit 99.1

ShotSpotter Reports Record Second Quarter 2018 Financial Results

Quarterly Revenues Increase 53% to a Record of $8.9 Million

NEWARK, CA – August 2, 2018 – ShotSpotter, Inc. (NASDAQ: SSTI), the leader in gunshot detection solutions that help law enforcement officials and security personnel identify, locate and deter gun violence, today reported financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Financial and Operational Highlights

●	Revenues increased 53% to a record of $8.9 million from $5.8 million for the same period in 2017.
●	Gross margin was 56%, up from 54% for the second quarter of 2017.
●	Net loss totaled $370,000, a significant improvement from net loss of $4.3 million for the same period in 2017.
●	Adjusted EBITDA(1) totaled $1.2 million, an improvement from a loss of $3.1 million for the same period in 2017.
●	Added 61 net new “go-live” square miles of coverage during the quarter.
●	Tightens 2018 revenue guidance to $33.5 million to $34.0 million, representing anticipated growth of 42% (mid-range) compared to 2017.

__________________

(1) See the section below titled “Non-GAAP Financial Measures” for more information about adjusted EBITDA.

Management Commentary

“Second quarter of 2018 was another strong period for ShotSpotter, marking our sixth consecutive quarter of revenue growth over 35% for the company,” said Ralph Clark, CEO of ShotSpotter. “Our record topline, which was up 53% year-over-year, was driven by continued expansion with new and existing customers, who are leveraging our data-driven policing technology to more effectively deter and prevent gun violence. During the second quarter we went live with initial deployments in two new cities and one new campus, expanded coverage in four existing cities, and turned on 61 net new ‘go-live’ miles, ending the quarter with 583 miles live. We are grateful to partner with agencies and help them better provide equal protection to all communities and thus reduce gun violence.”

Second Quarter 2018 Financial Results

Revenues for the second quarter of 2018 increased 53% to a record $8.9 million from $5.8 million for the same period in 2017. The increase in revenues was due to growth in the number of miles covered, which was driven by expanded deployments for current customers as well as the addition of new customers.

Gross profit for the second quarter of 2018 was $5.0 million (56% of revenues), a 61% increase from $3.1 million (54% of revenues) for the same period in 2017. Second quarter of 2018 gross margin was negatively impacted by a write-off of three contracts related to indoor deployments as a result of the company’s decision to no longer directly provide an indoor solution as part of its service offering. The company is evaluating the disposition of the remaining sensor inventory related to its indoor sensor business.

Total operating expenses in the second quarter of 2018 increased 61% to $5.3 million from $3.3 million in the same period last year. The increase in operating expenses was due primarily to the company’s higher headcount, particularly in sales and marketing, as the company continued to expand its international sales efforts and customer success initiatives.

Net loss totaled $370,000, or $0.03 per share (based on 10.6 million basic and diluted weighted average shares outstanding). This was an improvement from net loss of $4.3 million, or $1.16 per share (based on 3.7 million basic and diluted weighted average shares outstanding), for the same period in 2017.

Adjusted EBITDA (Earnings before interest expense, taxes, depreciation, amortization and stock-based compensation) for the second quarter of 2018 totaled $1.2 million, compared to a loss of $3.1 million in the same period last year.

As of June 30, 2018, the company had cash, cash equivalents and restricted cash of $14.9 million, which was up slightly from $14.7 million at the end of the previous quarter. The company remained debt free.

Financial Outlook

For the full year of 2018, the company is tightening its revenue outlook to $33.5 million to $34.0 million, up from the company’s prior guidance of $33.0 to $34.0 million. Additionally, the company reaffirms its commitment to achieve the Company’s first quarter of GAAP profitability by the fourth quarter of 2018.

The company’s financial outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Conference Call

ShotSpotter will hold a conference call today, August 2, 2018 at 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question and answer period.

Date: Thursday, August 2, 2018

Time: 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time)

U.S. dial-in: 1-855-327-6837

International dial-in: 1-631-891-4304

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.shotspotter.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through September 2, 2018.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 10005235

Non-GAAP Financial Measures

Adjusted EBITDA. ShotSpotter discloses the following non-GAAP financial measure in this release and the earnings call referencing this press release: Adjusted EBITDA, which represents the company’s net loss before interest (expense) income, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for our solutions. In particular, the exclusion of these expenses in calculating adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted EBITDA also provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense because that expense often varies for reasons that are generally unrelated to financial and operational performance in any particular period.  Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the Company and its stockholders, rather than to address operational performance for any particular period.

Adjusted EBITDA is not a measure calculated in accordance with GAAP. Accordingly, use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of ShotSpotter’s financial results as reported under GAAP. Some of these limitations are: (1) adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation; and (2) other companies, including companies in our industry, may calculate adjusted EBITDA or similarly titled measures differently, which reduces the usefulness of the metric as a comparative measure. Because of these and other limitations, you should consider adjusted EBITDA alongside our GAAP-based financial performance measures, in particular net loss, and our other GAAP financial results.

The following table presents a reconciliation of adjusted EBITDA to net loss, the most directly comparable GAAP measure, for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June,
	2018	2017	2018	2017
GAAP net loss	$(369)	$(4,306)	$(1,586)	$(5,867)
Less:
Interest (income) expense	(22)	445	(49)	810
Income taxes	18	—	44	—
Depreciation and amortization	958	729	1,775	1,408
Stock-based compensation expense	648	52	1,075	75
Adjusted EBITDA	$1,233	$(3,080)	$1,259	$(3,574)

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s overall business, total addressable market, international expansion, expectations regarding future sales and expenses, and revenue expectations and guidance for 2018. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to:  the company’s ability to maintain and increase sales; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; and the company’s ability to maintain and enhance its brand, as well as other risk factors included including the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter Inc.

ShotSpotter is the leader in gunshot detection solutions that help law enforcement officials and security personnel identify, locate and deter gun violence.  ShotSpotter is based in Newark, California and offers its solutions on a SaaS-based subscription model worldwide with customers currently in the U.S. and South Africa.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

JoAnn Horne

Market Street Partners

+1 (415) 445-3240

jhorne@marketstreetpartners.com

Matt Glover

Liolios Group, Inc.

+1 (949) 574-3860

SSTI@liolios.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues	$8,927	$5,836	$15,834	$10,398
Costs
Cost of revenues	3,589	2,687	6,897	5,362
Impairment of property and equipment	361	—	361	—
Total costs	3,950	2,687	7,258	5,362
Gross profit	4,977	3,149	8,576	5,036

Operating expenses
Sales and marketing	2,195	1,369	3,749	2,477
Research and development	1,255	928	2,491	1,962
General and administrative	1,824	971	3,852	1,901
Total operating expenses	5,274	3,268	10,092	6,340
Operating loss	(297)	(119)	(1,516)	(1,304)
Other income (expense), net
Remeasurement of convertible preferred stock warrant liability	—	(3,725)	—	(3,725)
Interest income (expense), net	22	(445)	49	(810)
Other expense, net	(76)	(17)	(75)	(28)
Total other income (expense), net	(54)	(4,187)	(26)	(4,563)
Loss before income taxes	(351)	(4,306)	(1,542)	(5,867)
Provision for income taxes	18	—	44	—
Net loss	$(369)	$(4,306)	$(1,586)	$(5,867)
Net loss per share, basic and diluted	$(0.03)	$(1.16)	$(0.15)	$(2.19)
Weighted average shares used in computing net loss per share, basic and diluted	10,589,038	3,724,760	10,329,874	2,678,787

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$14,811	$19,567
Accounts receivable and unbilled revenue	6,359	3,928
Prepaid expenses and other current assets	1,704	839
Restricted cash	60	30
Total current assets	22,934	24,364
Property and equipment, net	15,134	11,596
Intangible assets, net	95	95
Other assets	1,662	143
Total assets	$39,825	$36,198
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,732	$1,627
Deferred revenue, short-term	16,230	15,780
Accrued expenses and other current liabilities	3,127	3,815
Total current liabilities	22,089	21,222
Deferred revenue, long-term	1,212	2,710
Other liabilities	91	104
Total liabilities	23,392	24,036
Stockholders' equity:
Common stock	53	48
Additional paid-in capital	112,639	109,708
Accumulated deficit	(96,156)	(97,595)
Accumulated other comprehensive income (loss)	(103)	1
Total stockholders' equity	16,433	12,162
Total liabilities and stockholders' equity	$39,825	$36,198

ShotSpotter, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(1,586)	$(5,867)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,775	1,408
Impairment of property and equipment	361	—
Stock-based compensation	1,075	75
Amortization of debt issuance costs	—	84
Remeasurement of convertible preferred stock warrant liability	—	3,725
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	(2,431)	(666)
Prepaid expenses and other assets	(568)	(201)
Accounts payable	1,105	(307)
Accrued expenses and other current liabilities	(701)	(216)
Deferred revenue	134	3,049
Net cash provided by (used in) operating activities	(836)	1,084
Cash flows from investing activities:
Purchase of property and equipment	(5,643)	(2,870)
Investment in intangible and other assets	(26)	(24)
Net cash used in investing activities	(5,669)	(2,894)
Cash flows from financing activities:
Proceeds from initial public offering, net commissions and discounts	—	32,426
Proceeds from notes payable	—	1,500
Payment of debt issuance costs	—	(30)
Payments of offering costs	—	(846)
Proceeds from exercise of stock options	450	10
Proceeds from exercise of warrants	989	—
Proceeds from Employee Stock Purchase Plan	421	—
Net cash provided by financing activities	1,860	33,060
Increase (decrease) in cash and cash equivalents	(4,645)	31,250
Effect of exchange rate on cash and cash equivalents	(81)	5
Cash, cash equivalents and restricted cash at beginning of year	19,597	3,895
Cash, cash equivalents and restricted cash at end of period	$14,871	$35,150